EXHIBIT 99.1

First Financial Bancorp Appoints New Director

Cincinnati, Ohio – December 9, 2010 – First Financial Bancorp (Nasdaq: FFBC) announced today that Cynthia O. Booth has joined its board of directors.  Ms. Booth will also join the board of directors of the company’s main subsidiary, First Financial Bank, N.A.

“We are pleased to have Cynthia join our board of directors,” said Murph Knapke, chairman of the board of First Financial Bancorp.  “Cynthia is a recognized leader in the Cincinnati business community and a successful entrepreneur.  Combined with her wide range of experience in the banking industry, Cynthia brings a breadth of knowledge to our board as we remain focused on achieving our strategic initiatives.”

Ms. Booth is the President and Chief Executive Officer of COBCO Enterprises, a Cincinnati-based company which owns and directs the operations of six McDonald’s restaurants throughout the area.  Prior to forming COBCO, Ms. Booth served as Senior Vice President – Director of Community Development for Firstar Bank (now U.S. Bank) in Cincinnati and before that was President of Diversified Solutions, Inc., a bank consulting firm.  Her banking experience includes responsibilities for residential real estate lending, Community Reinvestment Act compliance, private banking and human resources.

She is active in several civic and community organizations, including serving on the Boards of Trustees of Denison University and the Cincinnati Museum Center and the Board of Directors of the YWCA of Greater Cincinnati.  Ms. Booth is also President of the Black McDonald’s Owners Association for the State of Ohio and has previously served on the boards of the American Red Cross, United Way and the Cincinnati branch of the Federal Reserve Bank of Cleveland.

In 2010, Ms. Booth received the University of Cincinnati Entrepreneurial Excellence Award, was recognized by President George W. Bush at the White House in 2008 as an outstanding business owner and received the Cincinnati Enquirer Woman of Year award in 2007.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company.  As of September 30, 2010, the Company had $6.2 billion in assets, $4.4 billion in loans, $5.1 billion in deposits and $691 million in shareholders’ equity.  The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management.  The commercial and retail units provide traditional banking services to business and consumer clients.  First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.2 billion in assets under management as of September 30, 2010.  The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 108 banking centers across 70 communities.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Director of Communications
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com